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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                             AND ASSOCIATED RIGHTS

                                       OF

                              IMO INDUSTRIES INC.

                                       AT

                              $6.00 NET PER SHARE

                                       BY

                               UD DELAWARE CORP.,

                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                       UNITED DOMINION INDUSTRIES LIMITED

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JULY 30, 1997, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

     Enclosed for your consideration are an Offer to Purchase, dated July 2, 1997 (the "Offer to Purchase"), and a related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") in connection with the offer by UD Delaware Corp., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of United Dominion Industries Limited, a corporation organized under the laws of Canada ("Parent"), to purchase all outstanding shares of common stock, par value $1.00 per share (the "Common Stock"), of Imo Industries Inc., a Delaware corporation (the "Company"), and each associated right to purchase shares of the Company's Series B Junior Participating Preferred Stock (individually, a "Right" and collectively, the "Rights") issued pursuant to the Rights Agreement dated as of April 30, 1997, as amended, between the Company and First Chicago Trust Company of New York (such shares of Common Stock and the Rights collectively referred to as the "Shares"), at a price of $6.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

     WE ARE (OR OUR NOMINEE IS) THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

     We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

     Your attention is invited to the following:

          1. The tender price is $6.00 per Share, net to the seller in cash without interest thereon.

          2. The Offer is being made for all outstanding Shares.

          3. The Board of Directors of the Company has unanimously determined that each of the Offer and the Merger (as defined in the Offer to Purchase) is fair to and in the best interests of the Company and its stockholders, and recommends that stockholders accept the Offer and tender their Shares pursuant to the Offer.

          4. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Wednesday, July 30, 1997, unless the Offer is extended.
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          5. The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Shares that shall constitute more than eighty percent (80%) of the then outstanding Shares, (ii) the receipt of consents from the holders of a majority of the then outstanding principal amount of the 11 3/4% Senior Subordinated Notes due May 1, 2006 of the Company (the "Notes") to amend certain provisions of the indenture governing the Notes so that such provisions are not applicable to the Merger or following consummation of the Merger or such offer for the Notes, and (iii) the expiration or termination of any applicable antitrust waiting periods.

          6. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

     If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

     The Offer is made only by the Offer to Purchase and the related Letter of Transmittal and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In those jurisdictions where the securities laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Goldman, Sachs & Co., Union Bancaire Privee International, Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.
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               INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE
                FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK
                             AND ASSOCIATED RIGHTS
                                       OF

                              IMO INDUSTRIES INC.
                                       BY

                               UD DELAWARE CORP.

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated July 2, 1997, and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"), in connection with the offer by UD Delaware Corp., a Delaware corporation and an indirect wholly owned subsidiary of United Dominion Industries Limited, a corporation organized under the laws of Canada, to purchase all outstanding shares of common stock, par value $1.00 per share (the "Common Stock"), of Imo Industries Inc., a Delaware corporation (the "Company"), and each associated right to purchase shares of the Company's Series B Junior Participating Preferred Stock (individually, a "Right" and collectively, the "Rights") issued pursuant to the Rights Agreement dated as of April 30, 1997, as amended, between the Company and First Chicago Trust Company of New York (such shares of Common Stock and the Rights collectively referred to as the "Shares").

     This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to Be Tendered*                                 Shares
                                ---------------------------------
Date:
---------------------------------------

                                   SIGN HERE

Signature(s)
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(Print Name(s))
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(Print Address(es))
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(Area Code and
   Telephone Number(s))
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(Taxpayer Identification or
   Social Security Number(s))
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* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.